As filed with the Securities and Exchange Commission on May 28, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VARCO INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0252850
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2000 W. Sam Houston Parkway South,

Suite 1700

Houston, Texas 77042

(Address of Principal Executive Offices including Zip Code)

VARCO INTERNATIONAL

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective April 1, 2001)

(Full Title of the Plan)

James F. Maroney, III	Copy to:
Vice President, Secretary and General Counsel	Regina M. Schlatter, Esq.
2000 W. Sam Houston Parkway South	Latham & Watkins LLP
Suite 1700	650 Town Center Drive, Twentieth Floor
Houston, Texas 77042	Costa Mesa, California 92626
(281) 953-2200	(714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 par value	350,000 shares	$21.175	$7,411,250	$600

(1)	The Varco International Employee Stock Purchase Plan (as Amended and Restated Effective as of April 1, 2001), as amended, authorizes the issuance of an aggregate of 998,172 shares of Common Stock, par value $0.01 per share, of Varco International, Inc. (the “Company”) (the “Common Stock”), of which 350,000 shares are being registered hereunder and 648,172 of which have been previously registered.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, and represents the average of the high and low sales price of the Common Stock on the New York Stock Exchange on May 23, 2003.

(3)	In the event of a stock split, stock dividend, or similar transaction involving the Company’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended. Each share of Common Stock being registered hereunder, if issued prior to the termination by the Company of its Rights Agreement dated as of November 29, 2000 will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock.

Proposed issuances to take place as soon after the effective date of the Registration Statement as outstanding shares are purchased.

Total Pages 8

Exhibit Index on Page 5

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Experts

Ernst & Young LLP, independent auditors, have audited Varco International, Inc.’s consolidated financial statements, as amended, and schedules included in Varco International, Inc.’s Annual report on Form 10-K/A for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Varco International, Inc.’s financial statements, as amended, and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Registration of Additional Securities

The Varco International Employee Stock Purchase Plan (as Amended and Restated Effective as of April 1, 2001), as amended (the “ESPP”), authorizes the issuance of an aggregate of 998,172 shares of Common Stock. The Company has previously registered 648,172 shares issuable under the ESPP by a Registration Statement on Form S-8 filed with the Commission on May 30, 2000, Registration No. 333-38066 (the “Prior Registration Statement”). This Prior Registration Statement also registered 64,439 shares issuable under the Varco 1980 Employee Stock Purchase Plan, which is the former name of the ESPP prior to its amendment and restatement in April 2001. Under this Registration Statement, the Company is registering an additional 350,000 shares of Common Stock issuable under the ESPP. The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

The consolidated financial statements and related consolidated financial statement schedule of Varco International, Inc. (“the Company”), incorporated in this prospectus by reference from the Company’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as stated in its report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 8.    Exhibits

See Index to Exhibits on page 5.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 27, 2003.

VARCO INTERNATIONAL, INC.

By:	/s/ John F. Lauletta
John F. Lauletta, President and Chief Executive Officer

By:	/s/ James F. Maroney, III
James F. Maroney, III, Vice President, Secretary and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints John F. Lauletta and James F. Maroney III as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of May 27, 2003.

Signature	Title

/s/ George Boyadjieff George Boyadjieff	Chairman of the Board

/s/ John F. Lauletta John F. Lauletta	Director, President and Chief Executive Officer

/s/ George S. Dotson George S. Dotson	Director

/s/ Richard A. Kertson Richard A. Kertson	Director

/s/ Eric L. Mattson Eric L. Mattson	Director

/s/ L.E. Simmons L.E. Simmons	Director

/s/ Jeffrey A. Smisek Jeffrey A. Smisek	Director

/s/ Douglas E. Swanson Douglas E. Swanson	Director

/s/ Eugene R. White Eugene R. White	Director

/s/ James D. Woods James D. Woods	Director

INDEX TO EXHIBITS

EXHIBIT		PAGE

4.1

Rights Agreement, dated as of November 29, 2000 between Varco International, Inc. and Chase Mellon Shareholder Services, LLC, which includes the form of Certificate of Designations as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

		Note (1)

4.2	Purchase Agreement dated as of October 1, 1991 between the Company and Baker Hughes Incorporated regarding certain registration rights.	Note (2)

4.3	Registration Rights Agreement dated April 24, 1996 among the Company, SCF III, L.P., D.O.S. Partners L.P., Panmell (Holdings), Ltd. and Zink Industries Limited.	Note (3)

4.4	Registration Rights Agreement dated March 7, 1997 among the Company and certain stockholders of Fiber Glass Systems, Inc.	Note (4)

4.5

Indenture, dated as of February 25, 1998, between the Company, the Guarantors named therein and The Bank of New York as trustee, relating to $100,000,000 aggregate principal amount of 7½% Senior Notes due 2008; Specimen Certificate of 7½% Senior Notes due 2008 (private notes); and Specimen Certificate at 7½% Senior Notes due 2008 (public notes).

		Note (5)

4.6

Indenture, dated as of May 1, 2001, among the Company, the Guarantors named therein and The Bank of New York as trustee, relating to $200,000,000 aggregate principal amount of 7¼% Senior Notes due 2011; Specimen Certificate of 7¼% Senior Notes due 2011 (private notes); and Specimen Certificate of 7¼% Senior Notes due 2011 (public notes).

		Note (6)

4.7

Indenture, dated as of November 19, 2002, between the Company, the guarantors named therein and The Bank of New York Trust Company of Florida as trustee, relating to $ 150,000,000 aggregate principal amount of 5.5% Senior Notes due 2012 (private notes) Specimen Certificate of 5.5% Senior Notes due 2012 (private notes); and Specimen Certificate of 5.5% Senior Notes due 2012 (public notes).

		Note (7)

4.8	Registration Rights Agreement dated as of November 19, 2002, among the Company and Salomon Smith Barney Inc.	Note (8)

5.1	Opinion of Latham & Watkins.	7

23.1	Consent of Latham & Watkins (included in Exhibit 5.1).	7

23.2	Consent of Ernst & Young LLP.	8

24	Power of Attorney (included in the signature page to this Registration Statement).	4

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2000 filed on March 9, 2001.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 33-43525), filed October 24, 1991.
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on January 16, 1996.
(4)	Incorporated by reference to the Company’s Current Report on 8-K Filed on March 20, 1997.
(5)	Incorporated by reference to the Company’s Registration Statement on Form S-4 (No. 333-51115), filed April 27, 1998.
(6)	Incorporated by reference to the Company’s Registration Statement on Form S-4 (No. 333-64226), filed on June 29, 2001.
(7)	Incorporated by reference to the Company’s Registration Statement on Form S-4 (No. 333-102162), filed on December 23, 2002.
(8)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 11, 2002.